UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2006

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

࿠ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿠ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿠ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

࿠ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Special Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	comply with the continued listing requirements of The NASDAQ Global Market and successfully appeal the NASDAQ Staff determination;
•
raise substantial additional capital, including in the event our common stock is no longer listed for trading on a U.S. national securities exchange, in order to fund operations and, if applicable, to repurchase our convertible subordinated debentures;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights;
•	demonstrate the safety and efficacy of product candidates at each stage of development;
•	develop and execute clinical programs for bicifadine, our novel analgesic;
•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
•	obtain and maintain collaborations as required with pharmaceutical partners;
•	obtain substantial additional funds; and
•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q filed on August 9, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

ITEM 3.01.  NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On October 5, 2006, DOV Pharmaceutical, Inc. (“DOV” or the “Company”) received a notification from the NASDAQ Listing Qualifications Department notifying the Company that, for 30 consecutive business days, the price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4450(b)(4). DOV, in accordance with Marketplace Rule 4450(c)(2), has been provided 180 calendar days - or until April 3, 2007 - to regain compliance.

The Company is scheduled to meet with the NASDAQ Listing Qualifications Panel (the “Panel”) on October 19, 2006 to present its plan for regaining compliance with the $50 million market capitalization and the bid price listing requirements set forth by The NASDAQ Global Market. The Company will continue to be traded on The NASDAQ Global Market until a determination is made by the Panel following the hearing. The Company will issue a press release once it receives the Panel’s decision.

In the event the Company does not remain listed on a U.S. national securities exchange, DOV will be required to offer to repurchase the Company’s outstanding 2.50% Convertible Subordinated Debentures. In addition, the Company will likely have significant limitations on its ability to raise capital, including capital necessary in order to fund the repurchase of the Debentures.

ITEM 7.01. REGULATION FD DISCLOSURE.

Please find attached as Exhibit 99.1 certain slides relating to the data observed as a result of the Company’s interim analysis of Study 021 and a slide relating to the data observed as a result of the Company’s interim analysis of its Phase II study in subjects with osteoarthritis of the hip or knee. The Company intends to utilize such slides with investors and analysts and in presentations to further assist in an explanation of the results recently obtained with respect to these studies.

ITEM 8.01. OTHER EVENTS.

On October 10, 2006, the Company issued a press release (the “Press Release”) announcing the Company’s new strategic direction, certain bicifadine clinical studies results and program updates. A description of certain of the information included in the Press Release is included below.

DOV Strategic Direction

The Company announced that it plans to implement a new strategic direction in which the Company will focus its internal efforts on its Phase I and II clinical and preclinical research programs for the development and discovery of drugs to treat neuropsychiatric disorders, advance the Company’s later-stage drug development programs through external partnerships and collaborations, and optimize the Company’s financial position. As a result of this new strategic direction, the Company will further reduce its cash expenditures.  DOV has also been actively working with investment banking firm HSBC Securities (USA), Inc. to identify and evaluate its strategic options.

Currently, DOV has drug development programs that are at the preclinical, Phase I, Phase II and Phase III clinical stages. These include bicifadine (Phase III for analgesia), DOV 21,947 (entering Phase II for depression), DOV 102,677 (Phase I for alcohol abuse) and an active preclinical discovery program in reuptake inhibitors and GABA modulators. DOV, while continuing to develop these core research platforms, will reduce its in-house late stage clinical development expenditures.

DOV’s reuptake inhibitor platforms, including triple reuptake inhibitors (“TRIs”), norepinephrine and dopamine reuptake inhibitors (“NEDs”), and serotonin and dopamine reuptake inhibitors (“SADs”) have been tailored to treat a wide variety of neuropsychiatric disorders ranging from depression and attention deficit hyperactivity disorder to pain and obesity. In addition to DOV 21,947 and DOV 102,677, the Company has several molecules in various stages of preclinical development.

The primary objective of the GABA modulator program remains the development of a molecule producing a robust anti-anxiety action without the side effects associated with benzodiazepines such as diazepam (Valium®). Several molecules fitting this profile are in various stages of preclinical development. Further, GABA modulators also have proven utility as sedative-hypnotics, anticonvulsants, and muscle relaxants, and the Company has discovered several unique structural platforms that may be developed for these indications.

DOV Partnership with Merck for DOV 21,947 and DOV 216,303

DOV also announced in the Press Release that it has notified Merck of its desire to terminate the companies’ license agreement with respect to DOV 21,947.  As a result of this notification and in the event Merck decides not to re-internalize DOV 21,947, DOV will regain all rights to the compound, which will help the Company to increase its focus on its reuptake inhibitor program and also enable DOV to pursue broad partnership opportunities with respect to this program as part of its new strategic direction.  As Merck notified DOV that it did not intend to select a preclinical compound licensed for evaluation under the amendment to the license agreement, all rights and data from those compounds will be returned to DOV effective immediately.

DOV has asked Merck to notify the Company by December 8, 2006 about Merck’s decision regarding the re-internalization and assumption of all development and other rights and obligations in the license agreement with respect to DOV 21,947.  In the event Merck decides not to re-internalize the compound, DOV 21,947 will no longer be covered by the license agreement effective as of December 8, 2006. Unless terminated by Merck, the license agreement will remain effective in respect to DOV 216,303.

Partnering of Bicifadine

DOV will continue to seek a partner to further develop bicifadine, which has been shown to be effective in treating pain in three placebo-controlled efficacy trials in more than 1,600 patients with acute post-surgical pain. DOV also has conducted three substantial Phase III clinical trials of bicifadine in Chronic Low Back Pain (“CLBP”) and one early Phase II trial of bicifadine in osteoarthritis, all of which have provided the Company with a significant amount of data about the efficacy and safety of the drug. Bicifadine has demonstrated an attractive safety profile in short- and long-term safety studies involving more than 3,000 patients. Also, DOV has completed lifetime carcinogenicity studies in rats and mice with no meaningful signals of carcinogenicity detected after two years of testing, an outcome that DOV expects to be acceptable to the FDA.

DOV is holding discussions with potential partners for the further development and commercialization of bicifadine. DOV is working towards structuring licensing terms with potential partners utilizing the new information gathered from the Company’s clinical trials of bicifadine - the placebo-controlled Phase III trial, study 021, and the Phase II osteoarthritis study.

Patent Issuance

In April 2006, DOV announced that the United States Patent and Trademark Office (“USPTO”) issued a Notice of Allowance for its patent application covering a new polymorphic, or crystalline, form of its proprietary compound bicifadine.  In the Press Release, the Company announced that this patent has been formally issued by the USPTO. Such patent will run through at least 2024 for this distinct form of bicifadine, which is the same form used in DOV’s clinical trials and bicifadine development program.

DOV Partnership with Neurocrine for Indiplon

DOV retains its license relationship with Neurocrine Biosciences, Inc. for the development of indiplon for the treatment of insomnia. Through this partnership, DOV will receive a 3.5 percent worldwide royalty on any sales of indiplon. In September 2006, Neurocrine held an end-of-review meeting with the Food and Drug Administration (FDA) for the indiplon capsules New Drug Application (NDA). Neurocrine summarized the results of the FDA meeting as follows: the FDA requested that Neurocrine supplement the pharmacokinetic/food effect profile of indiplon (IR) capsules to include several meal types. Neurocrine announced that it will initiate such a study shortly after further consultation with the FDA and that no other clinical trials were requested for the re-submission. Neurocrine also announced that it will hold an end-of- review meeting with the FDA to discuss and clarify action items for indiplon (MR) tablets towards late October 2006.

DOV Diltiazem

DOV Diltiazem, the Company’s proprietary formulation of diltiazem, is a product candidate for the treatment of angina and hypertension.  DOV diltiazem combines an immediate release component with a controlled release component which the Company believes will provide prompt and improved blood levels throughout the day compared to currently marketed diltiazem products.  In August 2006, the Company reached agreement with the FDA on the scope and design of the clinical trials required for submission of an NDA for DOV diltiazem and is continuing to evaluate strategic alternatives for its development and commercialization.

Program Updates

Bicifadine, the Company’s Novel Analgesic, Study 021

Study 021 is a double-blind, placebo-controlled trial of bicifadine in patients with CLBP. After reviewing the detailed analysis of its first Phase III trial of bicifadine in CLBP - study 020 - DOV announced that it amended the inclusion criteria and simplified the dosing regimen of this second ongoing Phase III trial - study 021 - of bicifadine in CLBP to better position the trial for a successful outcome.  Study 021, therefore, was amended to analyze only patients with more severe CLBP, accompanied by pain radiating to the leg and/or substantial functional disability, and compare only two dosing arms, 400 mg of bicifadine versus placebo.

Study 021 has enrolled more than one half of the intended patients. DOV has recently elected to perform an interim analysis and to unblind the results to determine whether the baseline features of functional disability or back pain plus radiating leg pain would result in the selection of patients for whom the placebo response is low and the bicifadine effect is substantial. Additionally, DOV performed a meta-analysis of the combined study 020 (for which data was released in April 2006) and study 021 of bicifadine in CLBP patients, thus providing a larger sample size upon which to draw conclusions regarding the efficacy of bicifadine in CLBP.

The importance of radiating leg pain (Quebec Classification (QC) of 2 or 3 for low back pain) at baseline was observed as a predictor of a low placebo response in study 020, but did not replicate in study 021. Both the meta-analysis of the combined study results and the results of study 021 did not show statistically significant superiority for controlling low back pain in patients enrolled with these baseline characteristics. Thus, DOV no longer believes that this baseline factor of radiating leg pain is a basis for selecting patients for whom the placebo response is low in future trials.

However, the meta-analysis did demonstrate that for those patients with a moderate-to-severe level of dysfunction due to CLBP (Roland Morris Disability (RDQ) scores >17 at baseline), bicifadine showed statistically superior effects (p<0.05) at the 400 mg dose as well as all dose levels combined versus placebo in reducing back pain. The 021 results on this measure showed a strong tendency for this effect, but the combination of the moderate effect size and the modest sample size led to a statistically insignificant result. Based on the positive outcome of the meta-analysis of the combined 020 and 021 studies for the patients with baseline RDQ values >17 (n=219), DOV intends to meet with the FDA to discuss regulatory strategy and the scope of the future product labeling using this patient selection criterion. The Company believes this clarification will facilitate its bicifadine partnering efforts.

In order to best allocate resources, DOV will stop patient dosing in study 021. However, as it is an FDA requirement to complete the relevant safety assessments for ongoing patients, the Company anticipates completion of all patient dosing and post-dosing safety assessments in November 2006. The Company will concurrently work to clean its study database and close out the trial. More detailed trial results are expected to be announced shortly thereafter.

Study 022

DOV has previously announced that enrollment in its Phase III open-label, long-term safety trial - study 022 - had been completed.  To date, more than 175 patients have completed six months of dosing and more than 30 patients have completed a full year of treatment with bicifadine.  There have been no deaths in the more than 3,000 patients who have received bicifadine in the clinical trial program.  Further, there are no apparent safety risks in respect to cardiovascular safety and liver function, organ systems that are most commonly the cause of drug related safety concerns. As the safety database is no longer the gating item to an NDA filing and in order to further reduce cash burn, DOV has elected to stop dosing of all ongoing patients. This process and related regulatory close-out obligations at the study sites will take several months and is expected to be completed by early 2007.

Phase II Trial in Osteoarthritis

DOV has performed an interim analysis of the results from the 29 patients who have completed all four dosing arms in its ongoing Phase II study of bicifadine in subjects with osteoarthritis (“OA”) of the hip or knee. This Phase II trial is the first study of bicifadine in patients with osteoarthritis. The trial, a multi-center, double-blind, placebo-controlled, four-way crossover trial in approximately 36 patients, is designed to assess the efficacy, tolerability and pharmacokinetics of bicifadine alone and in combination with ibuprofen. Dosing will be completed in mid-October.

The mean improvement scores on the primary efficacy endpoint (WOMAC total score) for the patients taking a combination of bicifadine plus ibuprofen were clinically and statistically superior to the improvement scores seen in the placebo (p<0.0001), bicifadine (p<0.001) and ibuprofen (p<0.05) groups. The improvement seen after only one week of dosing with bicifadine plus ibuprofen relative to placebo is appreciably larger than in many previously-reported placebo-controlled trials for COX-2 inhibitors or other NSAIDs in which dosing lasted for up to three months. This significant and substantial improvement in pain reduction after only one week represents an unexpected finding using bicifadine and an NSAID, in this case ibuprofen. Ibuprofen alone was superior to placebo (p<0.05), whereas one week of dosing with bicifadine alone was not. The marked benefits seen with concurrent dosing of bicifadine plus ibuprofen were not due to a pharmacokinetic interaction between the two drugs since neither bicifadine nor ibuprofen appreciably altered the blood levels of the other drug.

The Company expects the substantial efficacy demonstrated in this trial for treating the pain associated with OA of the hip or knee by the concurrent dosing of bicifadine plus ibuprofen treatment will facilitate partnering discussions with respect to the development of a combination product for this indication.

ITEM 9.01. EXHIBITS.

(d) Exhibits. The following exhibit is filed with this Current Report on Form 8-K.

Exhibit No.	Title
99.1	Slide Presentation of DOV Pharmaceutical, Inc. (*)

(*) The information included in this exhibit to this Current Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing(s) of the registrant under the Securities Act of 1933, as amended.  Furthermore, the furnishing of the information included in this exhibit to this Current Report is not intended to constitute a determination by the registrant that the information is material or that the dissemination of the information is required by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV Pharmaceutical, Inc.

Date: October 11, 2006	By:	/s/ Barbara Duncan
Barbara Duncan President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Title
99.1	Slide Presentation of DOV Pharmaceutical, Inc. (*)

(*) The information included in this exhibit to this Current Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing(s) of the registrant under the Securities Act of 1933, as amended.  Furthermore, the furnishing of the information included in this exhibit to this Current Report is not intended to constitute a determination by the registrant that the information is material or that the dissemination of the information is required by Regulation FD.